Exhibit 99.2

Investor Contact: Mark Melnyk 407-613-3327 mark.melnyk@hgv.com	Media Contact: Lauren George 407-613-8431 lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Announces Proposed Offering of Senior Secured Notes

ORLANDO, Fla. (Jan. 5, 2024) – Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or “the Company”) has commenced an offering of $900 million aggregate principal amount of new senior secured notes due 2032 (the “notes”) to be issued by its wholly-owned subsidiaries, Hilton Grand Vacations Borrower Escrow, LLC and Hilton Grand Vacations Borrower Escrow, Inc. (the “Offering”). To the extent the Offering closes concurrently with the Acquisition (as defined below), the notes will be issued by Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc. (together, the “surviving issuers”) instead of Hilton Grand Vacations Borrower Escrow, LLC and Hilton Grand Vacations Borrower Escrow, Inc.

The notes are expected to mature in 2032.

The private Offering is part of the financing for the Company’s proposed acquisition (the “Acquisition”) of Bluegreen Vacations Holding Corporation (“BVH”) and is subject to market conditions and other factors and is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). To the extent the Offering does not close concurrently with the Acquisition, Hilton Grand Vacations Borrower Escrow, LLC and Hilton Grand Vacations Borrower Escrow, Inc., which were created solely to issue the notes and for other financing transactions related to the Acquisition, will deposit the gross proceeds of the Offering into a segregated escrow account until the date that certain escrow release conditions are satisfied. Upon the closing of the Acquisition, Hilton Grand Vacations Borrower Escrow, LLC and Hilton Grand Vacations Borrower Escrow, Inc. will merge with and into Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc., respectively, each a wholly-owned subsidiary of the Company, and, to the extent the Offering does not close concurrently with the Acquisition, the escrow proceeds will be released. The surviving issuers will thereupon assume the obligations under the notes. To the extent the Offering closes concurrently with the Acquisition, the surviving issuers will issue the notes, and the escrow provisions described above will not apply. Upon the closing of the Acquisition, the notes will be guaranteed by Hilton Grand Vacations Inc., Hilton Grand Vacations Parent LLC, also a wholly-owned subsidiary of the Company, and certain of Hilton Grand Vacations Borrower LLC’s existing and future subsidiaries (collectively, the “guarantors”). The notes and the related guarantees will be secured on a first-priority basis by substantially all assets of the surviving issuers and the guarantors, which assets also secure the Company’s senior secured credit facilities, subject to certain exceptions.

On Nov. 6, 2023, HGV announced it would acquire BVH for $75 per share in an all-cash transaction, representing total consideration of approximately $1.5 billion, inclusive of net debt.

Upon the closing of the Acquisition and release of the net proceeds of the Offering from the escrow account (if applicable), HGV intends to use the net proceeds from the Offering to (i) finance the consummation of the Acquisition, (ii) repay certain outstanding indebtedness and (iii) pay related fees, costs, premiums and expenses in connection with these transactions.

The notes and related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements convey management’s expectations as to the Company’s future, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time the Company makes such statements. Forward-looking statements include all statements that are not historical facts, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “future,” “guidance,” “target,” or the negative version of these words or other comparable words, although not all forward-looking statements may contain such words. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings, taxes, cash flow and related financial and operating measures, and expectations with respect to future operating, financial and business performance and other anticipated future events and expectations that are not historical facts, including related to the proposed transaction between the Company and BVH.

The Company cautions you that its forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond the Company’s control, which may cause the actual results, performance or achievements to be materially different from the future results. Any one or more of these risks or uncertainties, including those related to the proposed transaction between the Company and BVH, could adversely impact the Company’s operations, revenue, operating profits and margins, key business operational metrics, financial condition or credit rating. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K, which may be supplemented and updated by the risk factors in the Company’s quarterly reports (including, without limitation, the Company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2023), current reports and other filings the Company makes with the Securities and Exchange Commission.

The Company’s forward-looking statements speak only as of the date of this press release or as of the datethey are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in this press release to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company and is the exclusive vacation ownership partner of Hilton. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 525,000 Club Members. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world.

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